Chuy’s Holdings, Inc. Announces Third Quarter 2017 Financial Results
Announces Authorization of $30 million Share Repurchase Program

AUSTIN, Texas, November 2, 2017 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the third quarter ended September 24, 2017.
Highlights for the third quarter ended September 24, 2017 were as follows:

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Revenue increased 7.7% to $92.2 million from $85.6 million in the third quarter of 2016. The Company estimates the recent Hurricanes Harvey and Irma had a negative effect on revenue of approximately $1.2 million during the third quarter of 2017.

•	Comparable restaurant sales decreased 2.1% as compared to the same period in 2016. Comparable restaurant sales were negatively impacted by approximately 90 basis points from the hurricanes.

•
Net income was $3.2 million, or $0.19 per diluted share, compared to $4.6 million, or $0.27 per diluted share, in the third quarter of 2016. The Company estimates third quarter 2017 earnings per diluted share was negatively impacted by approximately $0.03, as a result of hurricane activity. Third quarter 2016 results included a charge of approximately $0.02 per diluted share related to the closure of one restaurant.

•	Restaurant-level operating profit(1) was $14.7 million compared to $16.3 million in the third quarter of 2016.

•	Two restaurants opened during the third quarter of 2017.

(1)
Restaurant-level operating profit is a non-GAAP measure. For a reconciliation of restaurant-level operating profit to the most directly comparable GAAP measure see the accompanying financial tables. For a discussion of why we consider restaurant-level operating profit useful, see “Non-GAAP Measures” below.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “Our third quarter results were negatively impacted by the loss of approximately $1.2 million in sales and incremental costs related to the distractions associated with Hurricanes Harvey and Irma. We estimate the lost sales impacted our operating margin by approximately $0.03 per diluted share. Despite the hurricane disruption, we saw underlying sales improvement in our business during September. This improvement continued to evidence itself in comparable restaurant sales that are slightly positive to date through the month of October.”
Hislop continued, “While the environment remains challenging, we continue to focus on taking care of our customers, growing our business thoughtfully and growing shareholder value. Our service standards, our made from scratch offerings and the unique atmosphere of our restaurants are our most valuable assets and we’ll continue to manage our business for long-term health.”
Hislop concluded, “We opened two new restaurants during the quarter and have added two more to date in the fourth quarter.  We expect to open a total of eleven this year and have a solid pipeline of eight to twelve quality sites on deck for 2018. In addition, subsequent to the end of the quarter our board of directors approved the initiation of a $30 million share repurchase program. We believe this authorization is indicative of the confidence we have in our core business; our ability to continue growing the Chuy’s brand; and our commitment to enhancing long-term returns for our shareholders.”

Third Quarter 2017 Financial Results
Revenue increased $6.6 million, or 7.7%, to $92.2 million in the third quarter of 2017 compared to the third quarter of 2016. The increase was driven by $11.3 million in incremental revenue from an additional 136 operating weeks provided by 12 new restaurants which opened during and subsequent to the third quarter of 2016. This increase was partially offset by a $1.2 million decrease in revenue related to hurricanes Harvey and Irma, the loss of six operating weeks due to the closing of the Charlotte, NC location during the third quarter of 2016, and our non-comparable restaurants that are not included in the incremental revenue discussed above. Revenue for non-comparable restaurants is historically lower as the restaurants transition out of the 'honeymoon' period that follows a restaurant's initial opening.
Comparable restaurant sales decreased 2.1% in the third quarter of 2017 as compared to the same period in 2016. The decrease in comparable sales was driven by a 3.7% decrease in average weekly customers offset by a 1.6% increase in average check. Comparable restaurant sales were negatively impacted by 90 basis points related to hurricanes Harvey and Irma. The comparable restaurant base consisted of 67 restaurants at the end of the third quarter of 2017.
Total restaurant operating costs as a percentage of revenue increased to 84.1% in the third quarter of 2017 from 81% in the third quarter of 2016. In addition to decreased sales due to the hurricanes, the increase in operating costs as a percentage of revenue was primarily driven by higher labor costs due to hourly labor rate inflation; higher operating costs due to increases in repairs and maintenance and insurance costs; and higher cost of sales driven by unfavorable commodity pricing. The Company also incurred increased occupancy costs as a result of higher rental expense on certain newly opened restaurants as a result of continued expansion into larger markets.
Net income was $3.2 million, or $0.19 per diluted share, compared to $4.6 million, or $0.27 per diluted share, in the third quarter of 2016. We estimate third quarter 2017 earnings per diluted share was negatively impacted by approximately $0.03 as a result of hurricane activity. During the third quarter of 2016, the Company incurred $0.4 million of closure costs or approximately $0.02 per diluted share, related to the closing of a restaurant in Charlotte, North Carolina, which was relocated by the end of 2016.
Development Update
During the third quarter, two new Chuy’s restaurants were opened in Warrenville, Illinois and Jacksonville, Florida. Subsequent to the end of the third quarter, two additional Chuy’s restaurants were opened in Pasadena, Texas and Schaumburg, Illinois.

Share Repurchase Program
Subsequent to the end of the third quarter, the Company’s Board of Directors, as part of the Company’s focus on shareholder returns, approved a share repurchase program under which it authorized the Company, at its discretion, to repurchase up to $30 million of its common stock outstanding through December 31, 2019. Repurchases of the Company’s outstanding common stock will be made in accordance with applicable securities laws and may be made at management’s discretion from time to time in the open market, through privately negotiated transactions or otherwise, including pursuant to Rule 10b5-1 trading plans. There is no guarantee as to the exact number of shares to be repurchased by the Company. The timing and extent of repurchases will depend upon several factors, including market and business conditions, regulatory requirements and other corporate considerations, and repurchases may be discontinued at any time.

2017 Outlook
The Company has revised its fiscal year 2017 guidance and now expects its diluted earnings per share to range from $0.96 to $1.00 versus a previous range of $1.04 to $1.08. The diluted earnings per share guidance for fiscal year 2017 includes an estimated $0.05 per share positive impact due to the fourth quarter of 2017 containing 14 weeks versus 13 weeks in fiscal 2016 and is further based, in part, on the following annual assumptions:

•	Comparable restaurant sales growth of (1.5%) to 0.0% versus a previous range of (1.5%) to 0.5% (on a 52-week comparable basis);

•	Restaurant pre-opening expenses of $5.5 million to $5.9 million versus a previous range of $6.0 million to $6.5 million;

•	General and administrative expense of $18.8 million to $19.1 million versus a previous range of $19.5 million to $20.0 million;

•	An effective tax rate of 26% to 28% versus a previous range of 28% to 30%;

•	The opening of 11 new restaurants versus 12 due to hurricane damages in Florida;

•	Annual weighted average diluted shares outstanding of 17.0 million to 17.1 million shares; and

•	Net capital expenditures (net of tenant improvement allowances) of $36.0 million to $41.0 million.

The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.

Conference Call
The Company will host a conference call to discuss financial results for the third quarter of 2017 today at 4:30 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer will host the call.
The conference call can be accessed live over the phone by dialing 800-946-0783 or for international callers by dialing 719-457-2734. A replay will be available after the call and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 5412602. The replay will be available until Thursday, November 9, 2017. The conference call will also be webcast live from the Company’s website at www.chuys.com under the investors section. An archive of the webcast will be available through our website shortly after the call has concluded.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates 88 full-service restaurants across 19 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.

Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, the methods used to effect repurchases and the timing and extent of the repurchases of stock, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or our effective tax rate, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, the timing and amount of repurchases of our common stock, if any, changes to the Company’s expected liquidity position, the possibility that the repurchase program may be suspended or discontinued and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level operating profit and restaurant-level operating margin. Restaurant-level operating profit represents income (loss) from operations plus the sum of general and administrative expenses, restaurant pre-opening costs and depreciation and amortization. Restaurant-level operating profit is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation and amortization expenses; and (ii) we use restaurant-level operating profit internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating profit because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, and restaurant pre-opening costs. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs are not a component of a restaurant's ongoing operating expenses. The use of restaurant-level operating profit thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating profit as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. We present restaurant-level operating margin for the same reasons we present restaurant-level operating profit.
Restaurant-level operating profit and restaurant-level operating margin exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures exclusively as supplements to, and not substitutes for, net income or income from operations computed in accordance with GAAP. As a supplemental disclosure, restaurant-level operating profit should not be considered as an alternative to net income or income from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP.

Chuy’s Holdings, Inc.
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 24, 2017	September 25, 2016	September 24, 2017	September 25, 2016
Revenue	$92,193	$85,597	$273,570	$251,560

Costs and expenses:
Cost of sales	24,659	22,528	70,933	64,923
Labor	32,423	28,469	93,855	82,857
Operating	13,201	12,003	38,396	34,593
Occupancy	6,483	5,695	18,928	16,637
General and administrative	4,814	4,132	14,390	13,535
Marketing	699	641	2,043	1,916
Restaurant pre-opening	1,244	1,178	4,068	4,145
Closure costs	—	390	—	390
Depreciation and amortization	4,483	3,821	12,951	11,005
Total costs and expenses	88,006	78,857	255,564	230,001
Income from operations	4,187	6,740	18,006	21,559
Interest expense, net	16	16	48	47
Income before income taxes	4,171	6,724	17,958	21,512
Income tax expense	976	2,125	4,884	6,601
Net income	$3,195	$4,599	$13,074	$14,911

Net income per common share: Basic	$0.19	$0.27	$0.77	$0.90
Net income per common share: Diluted	$0.19	$0.27	$0.77	$0.88

Weighted-average shares outstanding: Basic	16,905,705	16,803,188	16,886,743	16,625,008
Weighted-average shares outstanding: Diluted	16,986,794	16,953,093	16,998,313	16,861,667
Reconciliation of GAAP income from operations to restaurant-level operating profit:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 24, 2017	September 25, 2016	September 24, 2017	September 25, 2016

Income from operations as reported	$4,187	$6,740	$18,006	$21,559
General and administrative	4,814	4,132	14,390	13,535
Restaurant pre-opening	1,244	1,178	4,068	4,145
Closing costs	—	390	—	390
Depreciation and amortization	4,483	3,821	12,951	11,005
Restaurant-level operating profit	$14,728	$16,261	$49,415	$50,634

Restaurant-level operating margin (1)	16.0%	19.0%	18.1%	20.1%

(1)	Restaurant-level operating margin is calculated by dividing restaurant-level operating profit by revenue.

Chuy’s Holdings, Inc.
Unaudited Selected Balance Sheet Data
(In thousands)

	September 24, 2017	December 25, 2016
Cash and cash equivalents	$17,401	$13,694
Total assets	263,394	240,728
Long-term debt	—	—
Total stockholders’ equity	172,067	157,065

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com